                                                Filed Pursuant to Rule 424(B)(2)
                                                   Registration Number 333-16583

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 5, 1996

                                   $200,000,000

   LOGO                  THE REYNOLDS AND REYNOLDS COMPANY

                                 MEDIUM-TERM NOTES
                    DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                            ---------------------------

    The Reynolds and Reynolds Company (the "Company") may offer from time to time its Medium-Term Notes (the "Notes") due from nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company. The aggregate initial public offering price of the Notes offered hereby will not exceed $200,000,000 or its equivalent in one or more foreign currencies or composite currencies, subject to reduction as a result of the sale by the Company of other Debt Securities described in the accompanying Prospectus.

    The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as may be designated by the Company at the time of offering. The specific currency or composite currency, interest rate (if any), issue price and maturity date of any Note will be set forth in the related Pricing Supplement to this Prospectus Supplement. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the specified currency. See "Description of the Notes."

    Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each February 15, and August 15, and at maturity. Interest on the Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the Commercial Paper Rate, Prime Rate, LIBOR, Treasury Rate, CMT Rate, CD Rate or Federal Funds Rate, or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier, if any. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate. See "Description of the Notes."

    Unless a Redemption Commencement Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable prior to their Stated Maturity. If a Redemption Commencement Date is so specified, the Notes will be redeemable at the option of the Company at any time after such date as described herein. The Notes will be repayable by the Company at the option of the Holders thereof prior to their Stated Maturity only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement.

    The Notes offered hereby will be issued only in registered form in denominations of $1,000 and integral multiples thereof or the approximate equivalent thereof in the Specified Currency for each Note. See "Description of the Notes."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY
  SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                       PRICE TO               AGENT'S DISCOUNTS             PROCEEDS TO
                                       PUBLIC(1)            AND COMMISSIONS(1)(2)          COMPANY(1)(3)
                                 ---------------------     -----------------------     ---------------------
Per Note......................           100%                    .125%-.750%             99.250%-.99.875%
Total(4)......................       $200,000,000            $250,000-$1,500,000           $199,750,000-
                                                                                           $198,500,000

---------------

(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.

(2) The Company will pay the Agents a commission of from .125% to .750%, depending on Stated Maturity, of the principal amount of any Notes sold through them as agents (or sold to such Agents as principal in circumstances in which no other discount is agreed). For Notes with maturities greater than 30 years from their dates of issue, commissions will be negotiated at the time of sale and indicated in the applicable Pricing Supplement. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933. See "Supplemental Plan of Distribution."

(3) Before deducting estimated expenses of $225,000 payable by the Company, including approximately $75,000 of estimated expenses of the Agents to be reimbursed by the Company.

(4) Or the equivalent thereof in one or more foreign currencies or composite currencies.
                            ------------------------

    OFFERS TO PURCHASE THE NOTES ARE BEING SOLICITED, ON A REASONABLE EFFORTS BASIS, FROM TIME TO TIME BY THE AGENTS ON BEHALF OF THE COMPANY. NOTES MAY BE SOLD TO THE AGENTS ON THEIR OWN BEHALF AT NEGOTIATED DISCOUNTS. THE COMPANY RESERVES THE RIGHT TO SELL NOTES DIRECTLY ON ITS OWN BEHALF. THE COMPANY ALSO RESERVES THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THE OFFERING CONTEMPLATED HEREBY WITHOUT NOTICE. THE COMPANY OR THE AGENTS MAY REJECT ANY ORDER AS A WHOLE OR IN PART. SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."
                            ------------------------

GOLDMAN, SACHS & CO.
               BANCAMERICA ROBERTSON STEPHENS
                               DEUTSCHE MORGAN GRENFELL
                                           FIRST CHICAGO CAPITAL MARKETS, INC.

          The date of this Prospectus Supplement is February 17, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                                USE OF PROCEEDS

     The net proceeds from the sale of the Company's Medium-Term Notes will be used to repay approximately $80 Million of unsecured revolving borrowings of Reyna Capital Corporation (the Company's wholly-owned financing subsidiary). The Company may also issue Medium-Term Notes for general working capital purposes, to fund acquisitions and to lend to Reyna Capital Corporation ("Reyna") to fund growth in Reyna's lease portfolio.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company on a consolidated basis for the periods indicated:

                                                      3 MO.
         FISCAL YEAR ENDED SEPTEMBER 30,              ENDED
-------------------------------------------------     12-31
1992     1993     1994     1995     1996     1997     1997
----     ----     ----     ----     ----     ----     -----
4.66x    6.83x    7.29x    8.79x    7.86x    4.41x    5.49 x

     The Company provides lease financing for its computer systems and products through its wholly-owned financing subsidiary. The results of this financial services business (which is managed to a higher debt:equity ratio) are included in the Company's consolidated results. In order to separate the effect of the financial services business from the rest of the Company's results, the Company reports separate financial results for the information systems business, which includes the business forms and computer systems segments, and financial services.

     The ratio of earnings to fixed charges for the Company's information systems business for the fiscal years ended September 30, 1992, 1993, 1994, 1995, 1996, 1997 and for the three months ended December 31, 1997 was 6.81x, 9.07x, 9.09x, 12.93x, 11.13x, 5.47x, and 7.28x, respectively. The ratio of earnings to fixed charges for the Company's financial services business for the fiscal years ended September 30, 1992, 1993, 1994, 1995, 1996, 1997 and for the three months ended December 31, 1997 was 1.37x, 2.90x, 3.59x, 2.83x, 2.59x, 2.32x and 2.07x, respectively.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings includes income before income taxes and fixed charges excluding capitalized interest. Fixed charges includes interest expense, capitalized interest and one-third of rent expense, representative of the interest factor.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents, current portion of long-term obligations and capitalization of the Company by business segment and on a consolidated basis as of December 31, 1997, and as adjusted to give effect to the sale by the Company of the Notes offered hereby and the application of the estimated net proceeds therefrom, after the repayment of debt, as described under "Use of Proceeds."

                                                                           AS OF DECEMBER 31, 1997
                                                                           -----------------------
                                                                           (DOLLARS IN THOUSANDS)
                                                                                       AS ADJUSTED
                                                                                           FOR
                                                                           ACTUAL       OFFERING
                                                                           -------     -----------
CONSOLIDATED
Cash and Cash Equivalents..............................................     10,046        10,046
                                                                           =======       =======
Current Liabilities:
  Current Portion of Long-Term Obligations.............................    102,553       102,553
  Notes Payable........................................................      1,451         1,451
                                                                           -------       -------
      Total............................................................    104,004       104,004
                                                                           =======       =======
Long-Term Obligations:
  6.71% Notes due September 30, 2003...................................     28,571        28,571
  Variable Rate Notes Maturing through 2002, 4.43% -- 6.70%............    106,757        26,757
  7.00% Notes due December 15, 2006....................................     99,561        99,561
  Medium-Term Notes....................................................         --        80,000
  Fixed Rate Notes 4.85% -- 7.00%......................................     41,442        41,442
                                                                           -------       -------
      Total Long-Term Obligations......................................    276,331       276,331
                                                                           =======       =======
Shareholders' Equity:
Preferred Stock, Authorized:
  60,000,000 Shares; Issued, None......................................         --            --
Class A Common Stock, no Par Value; Authorized:
  240,000,000 Shares; Issued: 78,696,582 Shares........................     55,529        55,529
Class B Common Stock, no Par Value; Authorized:
  40,000,000 Shares; Issued: 20,000,000 Shares.........................        625           625
Capital in Excess of Stated Value......................................         --            --
Unrealized Loss on Investments.........................................         --            --
Retained Earnings......................................................    323,570       323,570
Accumulated Translation and Min. Pension Liability Adj.................     (5,957)       (5,957)
                                                                           -------       -------
      Total Shareholders' Equity.......................................    373,767       373,767
                                                                           =======       =======
      Total Capitalization.............................................    650,098       650,098
                                                                           =======       =======

                                                                           AS OF DECEMBER 31, 1997
                                                                           -----------------------
                                                                           (DOLLARS IN THOUSANDS)
                                                                                       AS ADJUSTED
                                                                                           FOR
                                                                           ACTUAL       OFFERING
                                                                           -------     -----------
INFORMATION SYSTEMS
Cash and Cash Equivalents..............................................      9,489         9,489
                                                                           =======       =======
Current Liabilities:
  Current Portion of Long-Term Obligations.............................     48,326        48,326
  Notes Payable........................................................      1,451         1,451
                                                                           -------       -------
      Total............................................................     49,777        49,777
                                                                           =======       =======
Long-Term Obligations:
  6.71% Notes due September 30, 2003...................................     28,571        28,571
  7.00% Notes due December 15, 2006....................................     99,561        99,561
  Medium-Term Notes....................................................          0        80,000
                                                                           -------       -------
      Total Long-Term Obligations......................................    128,132       208,132
                                                                           =======       =======
Shareholders' Equity:
Preferred Stock, Authorized:
  60,000,000 Shares; Issued, None......................................         --            --
Class A Common Stock, no Par Value; Authorized:
  240,000,000 Shares; Issued: 78,696,582 Shares........................     55,529        55,529
Class B Common Stock, no Par Value; Authorized: 40,000,000 Shares;
  Issued: 20,000,000 Shares............................................        625           625
Capital in Excess of Stated Value......................................         --            --
Investment in Financial Services.......................................     (1,000)       (1,000)
Retained Earnings......................................................    323,570       323,570
Accumulated Translation and Min. Pension Liability Adj.................     (5,957)       (5,957)
                                                                           -------       -------
      Total Shareholders' Equity.......................................    372,767       372,767
                                                                           =======       =======
      Total Capitalization.............................................    500,899       580,899
                                                                           =======       =======
FINANCIAL SERVICES
Cash and Cash Equivalents..............................................        557           557
                                                                           =======       =======
Current Liabilities:
  Current Portion of Long-Term Obligations.............................     54,227        54,227
                                                                           -------       -------
      Total............................................................     54,227        54,227
                                                                           =======       =======
Long-Term Obligations:
  Fixed Rate Notes, 4.85% -- 7.00%.....................................     41,442        41,442
  Payable to Parent....................................................         --        80,000
  Variable Rate Notes Maturing through 2002, 4.43% -- 6.70%............    106,757        26,757
                                                                           -------       -------
      Total Long-Term Obligations......................................    148,199       148,199
                                                                           =======       =======
Shareholders' Equity:
Class A Common Stock, $1.25 Par Value; Authorized:
  500 Shares; Issued: 500 Shares.......................................          1             1
Capital in Excess of Stated Value......................................        999           999
Accumulated Translation Adj............................................        (21)          (21)
Retained Earnings......................................................     33,112        33,112
                                                                           -------       -------
      Total Shareholders' Equity.......................................     34,091        34,091
                                                                           =======       =======
      Total Capitalization.............................................    182,290       182,290
                                                                           =======       =======

                            DESCRIPTION OF THE NOTES

     The Notes will be issued as a series of Debt Securities under the Indenture dated as of December 18, 1996, as amended or supplemented from time to time (the "Indenture"), between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of the Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

GENERAL

     All Notes issued and to be issued under the Indenture will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not restrict the Company from periodically issuing Debt Securities thereunder that may be secured, and the Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $200,000,000 aggregate initial offering price of Notes offered hereby.

     The Notes are currently limited to up to $200,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies; however, such aggregate initial offering price may be reduced after the date of this Prospectus Supplement as a result of the sale by the Company of other Debt Securities described in the accompanying Prospectus.

     The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue (each, a "Stated Maturity"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, may be made in, one or more foreign currencies or composite currencies ("Foreign Currency Notes"). "Foreign Currency Risks -- Loss of Principal, Premium, if any, and Interest." The currency or composite currency in which a
Note is denominated, whether United States dollars or otherwise, is herein referred to as the "Specified Currency." References herein to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of The United States of America (the "United States").

     Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. Each Agent is prepared to arrange for the conversion of United States dollars into the Specified Currency in which the related

Foreign Currency Note is denominated in order to enable the purchaser to pay for such Foreign Currency Note, provided that a request is made to the applicable Agent on or prior to the fifth Business Day (as defined below) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by the applicable Agent. Each such conversion will be made by the applicable Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. "Foreign Currency Risks."

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formulae and other terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

     Each Note will be issued in fully registered form as a Global Debt Security registered in the name of the Depository or a nominee of the Depository (each such Note represented by a Global Debt Security being herein referred to as a "Book-Entry Note") or a certificate in definitive registered form (a "Certificated Note"). The authorized denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while the authorized denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

     Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes will be made by the Company through the Trustee to the Depository. "-- Book-Entry Notes." In the case of Certificated Notes, payment of principal and premium, if any, due on the Stated Maturity or any prior date on which the principal, or an installment of principal, of each Certificated Note becomes due and payable, whether by the declaration of acceleration, notice of redemption at the option of the Company, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal repayable on such date) will be made in immediately available funds upon presentation and surrender thereof at the (i) corporate trust office of the Trustee currently located at Sixth and Marquette, Minneapolis, Minnesota or (ii) office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York (or, in the case of any repayment on an Optional Repayment Date, upon presentation of such Certificated Note and a duly completed election form in accordance with the provisions described below), currently the offices of the affiliate of the Trustee located at c/o Depository Trust Company, 55 Water Street. Payment of interest, if any, due on the Maturity Date of each Certificated Note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest, if any, due on each Certificated Note on any Interest Payment Date (as defined below) other than the Maturity Date will be made at the office or agency referred to above maintained by the Company for such purpose or, at the option of the Company, may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Company. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the applicable Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Foreign Currency Risks -- Loss of Principal, Premium, if any, and Interest."

     As used herein, "Business Day" means any day except a Saturday, Sunday, or a legal holiday in The City of New York, the City of Dayton, Ohio or the City of Minneapolis, Minnesota on which banking institutions are authorized or required by law, regulation or executive order to close; provided, however, that, with respect to Foreign Currency Notes the payment of which is to be made in a currency or composite currency other than United States dollars, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing such currency or composite currency (or, in the case of European Currency Units ("ECU"), is not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as defined below). "London Business Day" means (i) if the Index Currency (as defined below) is other than ECU, any day on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

     "Principal Financial Center" means the capital city of the country issuing the currency or composite currency in which any payment in respect of the related Notes is to be made or, solely with respect to the calculation of LIBOR, the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

     Book-Entry Notes may be transferred or exchanged only through the Depository. "-- Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

     Certain Notes ("Indexed Notes") may be issued with the principal amount payable at maturity, and/or the amount of interest payable on an interest payment date, to be determined by reference to one or more currencies (including baskets of currencies), one or more commodities (including baskets of commodities), one or more securities (including baskets of securities) and/or any other index as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount (but not less than zero) of such Notes depending upon the value at maturity of the applicable index. With respect to any Indexed Note, information as to the methods for determining the principal amount payable at maturity and/or the amount of interest payable on an interest payment date, as the case may be, as to any one or more currencies (including baskets of currencies), commodities (including baskets of commodities), securities (including baskets of securities) or other indices to which principal or interest is indexed, as to any additional foreign exchange or other risks or as to any additional tax considerations may be set forth in the applicable Pricing Supplement. "Risks Relating to Indexed Notes."

     The applicable Pricing Supplement will specify any redemption or repayment terms applicable to the Notes. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. "Redemption and Repayment" below. Any optional redemption feature of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

     The legal defeasance and covenant defeasance provisions of the Indenture described under the caption "Description of Debt Securities -- Defeasance of Debt Securities and Certain Covenants in Certain Circumstances" in the accompanying Prospectus will apply to the Notes.

     The covenant provisions and Events of Default under the Indenture described under the captions "Description of Debt Securities -- Covenants," "-- Events of Default" in the accompanying Prospectus will apply to the Notes.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the Notes. See "Supplemental Plan of Distribution."

     The secondary market for such Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily salable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

     Any credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period"). Interest on any overdue principal, premium and/or interest will be paid at the Default Rate per annum specified in the applicable Pricing Supplement (to the extent that the payment of such interest shall be legally enforceable).

     Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as defined below) and the related Interest Payment Date will be made on the Interest Payment

Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date.

  FIXED RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on February 15 and August 15 of each year (each, an "Interest Payment Date") and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" for Fixed Rate Notes shall be the February 1 and August 1 (whether or not a Business
Day) immediately preceding the February 15 and August 15 Interest Payment Dates, respectively.

     If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

  FLOATING RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Period and Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" for Floating Rate Notes shall be the fifteenth day (whether or not a Business
Day) immediately preceding the related Interest Payment Date.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note" or as having an Addendum attached or having "Other Provisions" apply, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset

     Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate specified in the applicable Pricing Supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Federal Funds Rate, (v) LIBOR, (vi) the Prime Rate, (vii) the Treasury Rate, or (viii) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect on a Floating Rate Note for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate; provided, further, that with respect to a Floating Rate/Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

     The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and
(vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note as to which the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as defined below). The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     A Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling on the rate of interest, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor on the rate of interest, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year, (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate

Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, Norwest Bank Minnesota, National Association will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

     CD RATE. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

     CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption " Treasury Constant Maturities Federal Reserve Board Release H.15 Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (as defined below) as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the

Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519), or any successor publication, under the heading "Commercial Paper-Nonfinancial" or if unavailable such other headings representing commercial paper issued by non-financial entities whose bond rating is "AA" or the equivalent from a nationally recognized statistical rating agency. In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield = 100X      360 X D
                            --------------
                            360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

     FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

          (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing

     Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

     PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 for such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by as many substitute banks or trust companies as necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuter Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills--auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agent or its affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

REDEMPTION AND REPAYMENT

  Redemption at the Option of the Company

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity only if a Redemption Commencement Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Redemption Commencement Date in whole or from time to time in part in increments of $1,000 or such other increments specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other specified minimum denomination), at the applicable Redemption Price (as defined below), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Redemption Commencement Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also "-- Original Issue Discount Notes."

  Repayment at the Option of the Holder

     The Notes will be repayable by the Company at the option of the Holders thereof prior to the Stated Maturity only if one or more Optional Repayment Dates are specified in the applicable Pricing

Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other increments specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other specified minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable. See also "-- Original Issue Discount Notes."

     Only the Depository may exercise the repayment option in respect of Global Debt Securities representing Book-Entry Notes. Accordingly, owners of beneficial interests ("Beneficial Owners") in Global Debt Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Debt Securities repaid must instruct the participant through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related Global Debt Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Debt Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the participant through which it owns its interest before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the participants through which they own their interest for the respective deadlines for such participants. All instructions given to participants from Beneficial Owners of Global Debt Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Debt Security or Securities representing the related Book-Entry Notes, on the Depository's records, to the Trustee. "-- Book-Entry Notes."

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

ADDENDUM AND/OR OTHER PROVISIONS

     Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Maturity Date or any other term relating thereto, may be modified and/or supplemented as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof. Such provisions will be described in the applicable Pricing Supplement.

AMORTIZING NOTES

     The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

     The Company may offer Notes ("Original Issue Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of an Original Issue Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note will be equal to the sum of
(i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest on such Original Issue Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Original Issue Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations" herein.

     The Company may from time to time offer Notes ("Indexed Notes") with the amount of principal, premium or interest payable in respect thereof to be determined by reference to the price or prices of specified commodities or stocks or to other items, in each case as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax consideration associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

     The Company has established a depository arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depository arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

     Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, currency of denomination and payment, Interest Payment Dates (if any), Stated Maturity, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Debt Security; all such Book-Entry Notes in excess of $200,000,000 aggregate principal amount will be represented by two or more Global Debt Securities. Each Global Debt Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository and will be registered in the name of the Depository or a nominee of the Depository. No Global Debt Security may be transferred except as a whole by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or such nominee to a successor of the Depository or a nominee of such successor.

     The Depository has advised the Company and the Agents as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants.

                        RISKS RELATING TO INDEXED NOTES

     IN ADDITION TO POTENTIAL FOREIGN CURRENCY RISKS AS DESCRIBED BELOW UNDER "FOREIGN CURRENCY RISKS," AN INVESTMENT IN INDEXED NOTES PRESENTS CERTAIN SIGNIFICANT RISKS NOT ASSOCIATED WITH OTHER TYPES OF SECURITIES. CERTAIN RISKS ASSOCIATED WITH A PARTICULAR INDEXED NOTE MAY BE SET FORTH MORE FULLY IN THE APPLICABLE PRICING SUPPLEMENT. INDEXED NOTES MAY PRESENT A HIGH LEVEL OF RISK, AND INVESTORS IN CERTAIN INDEXED NOTES MAY LOSE THEIR ENTIRE INVESTMENT.

     The treatment of Indexed Notes for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular Indexed Note. Accordingly, investors in Indexed Notes should, in general, be capable of independently evaluating the federal income tax consequences applicable in their particular circumstances of purchasing an Indexed Note.

LOSS OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

     The principal amount of an Indexed Note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more currencies (including baskets of currencies), one or more commodities (including baskets of commodities), one or more securities (including baskets of securities) and/or any other index (each an "Index"). The direction and magnitude of the change in the value of the relevant Index will determine either or both the principal amount of an Indexed Note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular Indexed Note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, the Holder of an Indexed Note may lose all or a portion of the principal invested in an Indexed Note and may receive no interest thereon.

VOLATILITY

     Certain Indices are highly volatile. The expected principal amount payable at maturity of, or the interest rate on, an Indexed Note based on a volatile Index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, an Indexed Note is generally calculated based on the value of the relevant Index on a specified date or over a limited period of time, volatility in the Index increases the risk that the return on the Indexed Notes may be adversely affected by a fluctuation in the level of the relevant Index.

     The volatility of an Index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets, any of which could adversely affect the value of an Indexed Note.

AVAILABILITY AND COMPOSITION OF INDICES

     Certain Indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an Index typically reserves the right to alter the composition of the Index and the manner in which the value of the Index is calculated. Such an alteration may result in a decrease in the value of or return on an Indexed Note which is linked to such Index.

     An Index may become unavailable due to such factors as war, natural disasters, cessation of publication of the Index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such Index. If an Index becomes unavailable, the determination of principal of or interest on an Indexed Note may be delayed or an alternative method may be used to determine the value of the unavailable Index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant Index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant Index to be used. An alternative method of valuation may result in a decrease in the value of or return on an Indexed Note.

     Certain Indexed Notes are linked to Indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a Note is subject. In addition, there may be less trading in such Indices or instruments underlying such Indices, which could increase the volatility of such Indices and decrease the value of or return on Indexed Notes relating thereto.

                             FOREIGN CURRENCY RISKS

GENERAL

     THIS PROSPECTUS SUPPLEMENT AND THE APPLICABLE PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN THE NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     THE INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT IS DIRECTED TO PROSPECTIVE PURCHASERS WHO ARE UNITED STATES RESIDENTS, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS WHO ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE, HOLDING OR RECEIPT OF PAYMENTS OF PRINCIPAL OF (AND

PREMIUM, IF ANY) AND INTEREST ON THE NOTES. SUCH PERSONS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS WITH REGARD TO SUCH MATTERS.

     The information set forth below has been summarized and prospective purchasers of Foreign Currency Notes should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a Foreign Currency Note in a Specified Currency (as defined below).

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency in which a Note is denominated against the U.S. dollar could result in a decrease in the effective yield of such Note and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis.

     Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of the Specified Currency at a Note's maturity or on any other payment date in respect thereof. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available on any one or more days on which payment is due in respect of such Note. In that event, the Company will be entitled to make all payments due in respect of such Note on any such payment date (including Maturity) in U.S. dollars on the basis of the most recently available Exchange Rate. "Description of the Notes -- Payment of Principal and Interest" above.

     Unless otherwise indicated in the applicable Pricing Supplement, payments on Notes made in a Specified Currency other than U.S. dollars may be made, at the Company's option, from an account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, from an ECU account). "Description of the Notes -- Payment of Principal and Interest."

     Except as otherwise indicated in the applicable Pricing Supplement or as permitted by applicable law, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated.

GOVERNING LAW; JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Foreign Currency Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date of entry of the judgment or some other date. Under current New York law, a state court in the State of New York rendering such judgment would be required to render such judgment in the applicable foreign currency or composite currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from United States dollars into the applicable foreign currency or composite currency.

LOSS OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement, the Company is obligated to make payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts payable by the Company in a foreign currency or composite currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement into United States dollars for payment to Holders. However, the Holder of a Foreign Currency Note may elect to receive amounts payable in a foreign currency or composite currency in such foreign currency or composite currency as hereinafter described.

     Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the applicable foreign currency or composite currency for United States dollars for settlement on such payment date in the aggregate amount of such currency or composite currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the applicable foreign currency or composite currency.

     If the principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes are payable in a foreign currency or composite currency, Holders of such Foreign Currency Notes may elect to receive all or a specified portion of such payments in such foreign currency or composite currency by submitting a written request for such payment to the Trustee at its corporate trust office in the City of Chicago or at its window in the Borough of Manhattan, The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of such Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the applicable foreign currency or composite currency in respect of such principal, premium, if any, and/or interest, if any, and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of such Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the applicable foreign currency or composite currency may be made.

     Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. "Description of the Notes -- General." Payments of interest, if any, on Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of the

Notes -- General." Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

     Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner of a Global Security or Securities representing Book-Entry Notes payable in a currency or composite currency other than United States dollars which elects to receive payments of principal, premium, if any, and/or interest, if any, in such currency or composite currency must notify the participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depository of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depository will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant from the Beneficial Owner and forwarded by the Participant to the Depository, and by the Depository to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the applicable foreign currency or composite currency.

PAYMENT CURRENCY

     Except as set forth below, if the principal of, premium, if any, and/or interest, if any, on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the second Business Day prior to such payment date or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate; provided, however, that if such Specified Currency is replaced by a single European currency (expected to be named the Euro), the payment of principal of, premium, if any, or interest on any Note denominated in such currency shall be effected in the new single European currency in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union.

     Unless otherwise specified in the applicable Pricing Supplement, if payment in respect of a Foreign Currency Note is required to be made in any composite currency, and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars. The amount of each payment in United States dollars shall be computed by the Exchange Rate Agent on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

     The "Market Exchange Rate" for a currency or composite currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such currency or composite currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made in United States dollars or a new single European currency under the circumstances described above where the required payment is in a currency or composite currency other than United States dollars or such single European currency, respectively, will not constitute an Event of Default under the Indenture with respect to the Notes.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

                         CERTAIN UNITED STATES FEDERAL
                           INCOME TAX CONSIDERATIONS

     The following summary of the principal United States federal income tax consequences of ownership of Notes deals only with Notes held as capital assets by initial purchasers, and not with special classes of holders, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of Notes.

UNITED STATES HOLDERS

  PAYMENTS OF INTEREST

     Interest on a Note, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a "foreign currency"), other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue
Discount -- General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United

States Holder is a beneficial owner that is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

     Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "Service").

     Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) denominated in, or determined by reference to, a foreign currency, the United States Holder will recognize ordinary income or loss measured by the difference between (x) the average exchange rate used to accrue interest income, or the exchange rate as determined under the second method described above if the United States Holder elects that method, and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

  ORIGINAL ISSUE DISCOUNT

     General. A Note, other than a Note with a term of one year or less (a "short-term Note"), will be treated as issued at an original issue discount (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as defined below under "Original Issue
Discount -- Variable Rate Notes") are described below under "Original Issue Discount -- Variable Rate Notes."

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discount Note. If, however, the amount of original issue discount on the Note is more than the de minimis amount as otherwise determined, and all stated interest provided for in the Note would be qualified stated interest except that for one or more accrual periods the interest rate is below the rate applicable for the remainder of the Note's term, then for purposes of determining whether the Note has de minimis original issue discount the Note's stated redemption price at maturity is treated as equal to the Note's issue price plus the greater of the amount of "foregone interest" or the excess (if any) of the instrument's stated principal amount over its issue price. The amount of foregone interest is the amount of additional stated interest that would be required to be payable on the Note during the period of the interest shortfall so that all stated interest would be qualified stated interest. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     United States Holders of Discount Notes having a maturity of more than one year from their date of issue must, generally, include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and
(y) the Note's adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (as determined above under "Original Issue Discount -- General")(any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" shall reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

     Market Discount. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "Market Discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount -- General") and (ii) the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's "revised issue price," exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount" and such Note is not subject to the rules discussed in the following paragraphs. The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

     Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Service.

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     Notes Subject to Contingencies Including Optional Redemption. If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in an applicable Pricing Supplement.

     Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company or the holder has an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. If both the Company and the holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Note is repaid as a result of the change in circumstances and solely for purposes of determining the amount and accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as having been retired and reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Issue Discount -- General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing United States Holder, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     If the election to apply the constant-yield method to all interest on a
Note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount -- Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

     Variable Rate Notes. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and
(z) .015, or (2) 15 percent of the total noncontingent principal payments, and
(ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percentage points of each other on the issue date or
(ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, CMT Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, and Federal Funds Rate Notes will generally be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the
Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate

(other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

     Foreign Currency Discount Notes. OID for any accrual period on a Discount Note that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest." Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

  NOTES PURCHASED AT A PREMIUM

     A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. In the case of a Note that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount."

  PURCHASE, SALE AND RETIREMENT OF THE NOTES

     A United States Holder's tax basis in a Note will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue
Discount -- Short-Term Notes" or "Original Issue Discount -- Market Discount," described in the next succeeding paragraph, attributable to accrued but unpaid interest or subject to the general rules governing contingent payment obligations, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss. Long-term capital gain of a non-corporate United States Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

  EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     Foreign currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Notes or upon exchange for U.S. dollars) will generally be ordinary income or loss.

  INDEXED NOTES AND AMORTIZING NOTES

     The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Notes that are not subject to the rules governing Variable Rate Notes payments on which are determined by reference to any index and other Notes that are subject to the general rules governing contingent payment obligations. In addition, a discussion of any special United States federal income tax rules with respect to amortizing notes will be contained in the applicable Pricing Supplement.

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any holder of a Note who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of income or gain from a Note. This discussion assumes that the Note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

     (i) payments of principal, premium (if any) and interest, including OID, by the Company or any of its paying agents to any holder of a Note that is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Note is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

     (ii) a United States Alien Holder of a Note will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Note; and

     (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

     Recently finalized Treasury regulations (the "Final Withholding Regulations"), that are generally effective with respect to payments after December 31, 1998, would provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Final Withholding Regulations also would require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  UNITED STATES HOLDERS

     In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

  UNITED STATES ALIEN HOLDERS

     Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Note; provided, the certification described in clause (i)(c) under "United States Alien Holders" above is received; and provided further that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including OID) on Notes. See the discussion above with respect to the rules under the Final Withholding Regulations.

     Payments of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Distribution Agreement, the Notes are being offered on a continuing basis by the Company through Goldman, Sachs & Co., BancAmerica Robertson Stephens, Deutsche Morgan Grenfell Inc. and First Chicago Capital Markets, Inc. (the "Agents"), who have agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, in whole or in part. The Company will pay the Agents a commission of from 0.125% to 0.750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents. For Notes with maturities greater than 30 years from their dates of issue, commissions will be negotiated at the time of sale and indicated in the applicable Pricing Supplement.

     The Company may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from the Company. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Company reserves the right to sell Notes through one or more additional agents or directly to certain investment banking firms as underwriters for resale to the public. No commission will be payable to the Agents on any Notes sold through other agents or directly by the Company to underwriters. The Company has additionally reserved the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act. The Company has agreed to reimburse the Agents for certain expenses.

     The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

     Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

     Goldman, Sachs & Co., BancAmerica Robertson Stephens, Deutsche Morgan Grenfell Inc. and First Chicago Capital Markets, Inc. and their respective affiliates may engage in transactions with and perform services for the Company in the ordinary course of business.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

                             VALIDITY OF THE NOTES

     The validity of the Notes offered hereby will be passed upon for the Company by Shefsky & Froelich Ltd., Chicago, Illinois, and for the Agents by Sullivan & Cromwell, New York. Sullivan & Cromwell will rely on Shefsky & Froelich Ltd. as to matters of Ohio law.

                                  $300,000,000

                       THE REYNOLDS AND REYNOLDS COMPANY

                                DEBT SECURITIES

                            ------------------------

     The Company may from time to time offer Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $300,000,000 or its equivalent in any other currency or composite currency. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such series of Debt Securities.

     The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., or may be a group of underwriters represented by firms including Goldman, Sachs & Co. and Deutsche Morgan Grenfell. Goldman, Sachs & Co. and Deutsche Morgan Grenfell may also act as agents. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

GOLDMAN, SACHS & CO.                                    DEUTSCHE MORGAN GRENFELL

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 5, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. If available, such reports and other information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). The Company's Class A Common Shares are listed on the New York Stock Exchange and reports, proxy and information statements and other information concerning the Company can be inspected at such exchange at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Offered Debt Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     The Company's principal executive offices are located at 115 South Ludlow Street, Dayton, Ohio 45402, and its telephone number at that address is (937) 485-2000.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following document, which has been filed with the Commission pursuant to the Exchange Act, is incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K (including financial statements together with the independent auditors report thereon) for the fiscal year ended September 30, 1996 (File No. 0-132).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of any such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified by or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     A copy of any document or part thereof incorporated by reference in the registration statement of which this Prospectus constitutes a part (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) shall be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request made to the Company at 115 South Ludlow Street, Dayton, Ohio 45402, Attention:
General Counsel and Secretary, (937) 485-2000.

                                  THE COMPANY

     The Company, incorporated in 1889, operates principally in two business segments -- business forms and computer systems.

     The business forms segment offers its products and services to customers in the automotive, healthcare and general business markets. It operates nineteen manufacturing facilities in the United States and Canada. In the automotive market, the Company offers its products and services to all departments of automobile, truck and recreational vehicle dealerships including sales, parts, service, accounting, finance and insurance. The Company also markets its products and services to automotive-related businesses such as repair garages, auto parts stores, service stations and body shops. The products and services include standard and custom business forms (including dealer image products), forms management services, promotional items, custom designed filing systems, dealership customer satisfaction measurement and management services, customer prospecting services, and promotional mailing services. In the healthcare market, the Company offers standard and custom forms and forms management services to hospitals and large healthcare organizations. In the general business market, the Company offers a wide variety of paper-based and electronic business document solutions to value seeking businesses. Solutions offered include standard and custom business forms, electronic business forms, on-demand printing services, checks, labels, mailers, stationery, envelopes and tickets. Many of these business documents incorporate a broad range of security features to help deter fraudulent document reproduction and counterfeiting. The Company also offers a wide variety of forms management solutions to help customers improve their productivity: forms survey and analysis, inventory management and reporting, cost center reporting, low stock reporting, distribution services and process work flow reengineering services. Additionally, pegboard accounting systems are sold to smaller businesses through a network of office supply dealers and independent forms distributors.

     The computer systems segment offers its products and services to the automotive and healthcare markets. The Company markets turnkey information management systems and professional services primarily to automobile dealers. The hardware portion of the systems is supplied from manufacturers who specialize in platforms for industry-standard operating systems. With a few minor exceptions, the application software products are owned by the Company and licensed to users. Some of the software products offered include standard programs for accounting, payroll, vehicle and parts inventory control, service merchandising and scheduling, leasing, finance and insurance, parts and vehicle locators, manufacturer communications, new and used vehicle retailing, and electronic document imaging. Other applications link dealerships to credit bureaus to verify the credit worthiness of prospective customers, process and approve credit documentation and electronically process vehicle registrations in five states. The Company also markets computer products and services directly to automobile manufacturers. Hardware maintenance, software support and training and other professional services are integral parts of the Company's turnkey approach to marketing computer systems. These services are provided by service and support personnel located in nearly 200 offices in the United States and Canada. The Healthcare Systems Division markets a similar array of turnkey computer systems and services to physician groups and integrated healthcare delivery networks. Products include software and services for the administrative and clinical processes that enhance the practice of medicine.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Offered Debt Securities will be used as set forth in a Prospectus Supplement relating to such Offered Debt Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

                                           FISCAL YEAR ENDED
SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,
    1991              1992              1993              1994              1995              1996
-------------     -------------     -------------     -------------     -------------     -------------
    2.98x             4.66x             6.83x             7.29x             8.79x             7.86x

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings includes income before income taxes and fixed charges excluding capitalized interest. Fixed charges includes interest expense, capitalized interest and one-third of rent expense, representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued under an Indenture to be dated as of December 18, 1996 (the "Indenture") between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). A copy of the form of such Indenture has been filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Indenture. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Indenture.

GENERAL

     The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated debt of the Company.

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") which shall set forth the following terms, as applicable, of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (4) the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities (or one or more Predecessor Securities) are registered on any Regular Record Date; (5) the date or dates on which the principal of the Offered Debt Securities will be payable; (6) the rate or rates per annum (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date or dates from which such interest will accrue and the dates on which such interest, if any, will be payable and the Regular Record Dates for such interest payment dates; (7) the place or places where principal of (and premium, if any) and interest, if any, on Offered Debt Securities will be payable; (8) if applicable, the price at which, the periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed at the option of the Company, pursuant to a sinking fund or otherwise; (9) if applicable, any obligation of the Company to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part; (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (11) the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities will be payable if other than the currency of the United States of America; (12) if the amount of payments of principal of (or premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to one or more indices, the manner in which such amounts will be determined; (13) if the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities of the series is to be payable, at the election of the Company or a Holder thereof, in one or more currencies, including composite currencies, or currency units other than that or those in which the Securities are stated to be payable, the currency, currencies, including composite currencies, or currency units in which payment of the principal of (or premium, if any) or interest, if any, on Securities of such series as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (14) the portion of the principal amount of the Offered Debt Securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof; (15) whether all or any part of the Offered Debt Securities will be issued in the form of a permanent Global Security or Securities, as described under "Permanent Global Securities," and, if so, the depositary for, and other terms relating to, such permanent Global Security or Securities; (16) any event or events of default applicable with respect to the Offered Debt Securities in addition to those provided in the Indenture; (17) any other covenant or warranty included for the benefit of the Offered Debt Securities in addition to (and not inconsistent with) those included in the Indenture for the benefit of Debt Securities of all series, or any other covenant or warranty included for the benefit of the Offered Debt Securities in lieu of any covenant or warranty included in the Indenture for the benefit of Offered Debt Securities, or any combination of such covenants, warranties or provisions; (18) any restriction or condition on the transferability of the Offered Debt Securities; (19) if applicable, that such Offered Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant Defeasance"; (20) any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the Offered Debt Securities; and (21) any other specific terms or provisions of the Offered Debt Securities not inconsistent with the Indenture. (Section 301)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section
302). No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Debt Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default. (Section 101)

     If the Debt Securities are denominated in whole or in part in any currency other than United States dollars, if the principal of (and premium, if any) or interest, if any, on the Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency or currencies other than that in which such Debt Securities are to be payable, or if any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of the Debt Securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     The Indenture does not contain any provisions that would provide protection to Holders of the Debt Securities against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring or from other highly leveraged transactions.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest payment. (Section 307)

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in Minneapolis, Minnesota will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series.

     Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each place of payment for the Debt Securities of a particular series. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003)

COVENANTS

  Limitation on Liens

     The Indenture provides that the Company may not, and may not permit any Principal Subsidiary to, create or suffer to exist any Lien to secure any Indebtedness of the Company or any Subsidiary upon any Principal Property, or upon any shares of capital stock or evidences of Indebtedness issued by any Principal Subsidiary and owned by the Company or any Principal Subsidiary (whether such Principal Property, shares or evidences of indebtedness were owned as of the date of the Indenture or thereafter acquired), without making, or causing such Principal Subsidiary to make, effective provision to secure all of the Debt Securities issued under the Indenture and then Outstanding by such Lien, equally and ratably with any and all other Indebtedness thereby secured, so long as such Indebtedness is so secured, unless, after giving effect thereto, the sum of (A) the principal amount of Indebtedness secured by all Liens incurred after the date of the Indenture and otherwise prohibited by the Indenture and (B) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the Indenture and otherwise prohibited by the Indenture does not exceed 10% of Consolidated Net Tangible Assets of the Company. The foregoing restrictions shall not apply to Indebtedness secured by Liens existing on the date of the Indenture or to: (i) Liens on any property existing at the time of the acquisition thereof; (ii) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Principal Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to the Company or a Principal Subsidiary, provided that such Lien as a result of such merger, consolidation, sale, lease or other disposition is not extended to property owned by the Company or such Principal Subsidiary immediately prior thereto; (iii) Liens on property of a corporation existing at the time such corporation becomes a Principal Subsidiary; (iv) Liens securing Indebtedness of a Principal Subsidiary to the Company or to another Principal Subsidiary; (v) Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 24 months after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property or of such property as so constructed, developed or improved; (vi) Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that the Company must have disposed of such property within 180 days after the creation of such Liens and that any Indebtedness secured by such Liens shall be without recourse to the Company or any Subsidiary; (vii) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; (viii) Liens to secure Indebtedness of joint ventures in which the Company or a Principal Subsidiary has an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures; and (ix) extension, renewal, replacement or refunding of any Lien existing on the date of the Indenture or referred to in clauses (i) to (iii) or (v), provided that the principal amount of Indebtedness secured thereby and not otherwise authorized by clauses (i) to (iii) or (v) shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding. (Section 1008)

  Limitation on Sale and Leaseback Transactions

     The Indenture provides that the Company may not, and may not permit any Principal Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless, either (i) the Company or such Principal Subsidiary would otherwise be entitled to issue, assume or guarantee Indebtedness secured by a Lien on such Principal Property without equally and ratably securing the outstanding Debt Securities under the Indenture; (ii) the Company or such Principal Subsidiary applies, within 180 days after the effective date of such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to (A) the acquisition of one or more Principal Properties or (B) to the retirement of the Debt Securities or the repayment of other Indebtedness of the Company or a Principal Subsidiary (other than such Indebtedness owned by the Company or a Principal Subsidiary) which, in the case of such Indebtedness of the Company, is not subordinate and junior in right of payment to the prior payment of the Debt Securities; or (iii) after giving effect thereto, the sum of (A) the principal amount of Indebtedness secured by all Liens incurred after the date of the Indenture and otherwise prohibited by the Indenture and (B) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the Indenture and otherwise prohibited by the Indenture does not exceed 10% of Consolidated Net

Tangible Assets of the Company. The foregoing restrictions will not apply to (x) a Sale and Leaseback Transaction providing for a lease for a term, including any renewal thereof, of not more than three years, by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued; (y) a Sale and Leaseback Transaction between the Company and a Principal Subsidiary or between Principal Subsidiaries; (z) a Sale and Leaseback Transaction between the Company or a Principal Subsidiary and a joint venture in which the Company or a Principal Subsidiary has an interest. (Section 1009)

RESTRICTIONS ON MERGER AND SALE OF ASSETS

     The Indenture provides that the Company may not consolidate with or merge into any other Person or sell, lease or otherwise transfer its property and assets as, or substantially as, an entirety to any Person, and the Company may not permit any Person to merge into or consolidate with the Company unless (i) either (A) the Company will be the resulting or surviving entity or (B) any successor or purchaser is a corporation, partnership, limited liability company or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental Indenture;
(ii) immediately after giving effect to the transaction no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; (iii) if, as a result of any such transaction, property or assets of the Company or any Principal Subsidiary would become subject to a Lien which would not be permitted by the limitation on Liens contained in the Indenture, the Company or, if applicable, the successor to the Company, as the case may be, shall take such steps as shall be necessary effectively to secure the Debt Securities issued under the Indenture equally and ratably with Indebtedness secured by such Lien; and (iv) certain other conditions are met. (Section 801). Upon any consolidation or merger into any other Person or any conveyance, transfer or lease of the Company's assets substantially as an entirety to any Person, the successor Person shall succeed to, and be substituted for, the Company under the Indenture, and the Company, except in the case of a lease, shall be relieved of all obligations and covenants under the Indenture and the Debt Securities to the extent it was the predecessor Person. (Section 802)

EVENTS OF DEFAULT AND NOTICE THEREOF

     Unless otherwise specified in the Prospectus Supplement relating to a particular series of Debt Securities, the following events are defined in the Indenture as "Events of Default" with respect to Debt Securities of any series:
(a) failure to pay principal (including any sinking fund payment) of (or premium, if any, on) any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to perform any other covenant or agreement of the Company under the Indenture (other than a covenant the performance of which is dealt with specifically elsewhere in the Indenture or which has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (d) failure to pay when due (after applicable grace periods as provided in the Indenture) the principal of, or acceleration of, any indebtedness for money borrowed by the Company having an aggregate principal amount outstanding equal to at least $10 million, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     Except as defined in the Prospectus Supplement relating thereto and except as specified in clauses (d) and (e) of the preceding paragraph, no Event of Default with respect to Debt Securities of a particular series shall necessarily constitute an Event of Default with respect to Debt Securities of any other series. (Section 501). The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series shall have the right, subject to such provisions for indemnification of the Trustee, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. (Section 512)

     If an Event of Default (other than an Event of Default specified in clause
(e) of the second preceding paragraph) with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by the Holders), declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind or annul such declaration and its consequences. (Section 502). If an Event of Default specified in clause (e) of the next preceding paragraph occurs, the outstanding Debt Securities automatically will become immediately payable without any declaration or other act on the part of the Trustee or any Holder. (Section 502). For information as to waiver of defaults, see "Modification and Waiver" herein.

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity to the Trustee, to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of any Debt Security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

     Subject to the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Debt Securities unless they shall have offered to the Trustee security or indemnity in form and substance reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

     The Company will be required to furnish to the Trustee annually a statement by certain officers of the Company as to whether the Company is in default in the performance and observance of any of the terms, provisions and conditions of the Indenture. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the Holders of not less than a majority of principal amount of each series of the Outstanding Debt Securities of each series affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of (or premium, if any) or any installment of principal or interest, if any, on any such Debt Security; (b) reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such Debt

Security or the principal amount due upon acceleration of an Original Issue Discount Security; (c) adversely affect any right of repayment at the option of the Holder of any such Debt Security; (d) reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation; (e) change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on any such Debt Security; (f) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date); (g) reduce the percentage of the principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is necessary to modify or amend the Indenture; or (h) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

     The holders of at least a majority of the aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive provisions of the Indenture and waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Sections 101 and 513)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities of any series have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date; (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and (iii) the principal amount of a Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for which payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101). For purposes of the Indenture, the Debt Securities of any series "Outstanding" thereunder are deemed to exclude persons that control, are controlled by or are under common control with the Company. (Section 101)

     Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture (which will be indicated in the Prospectus Supplement applicable thereto), that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities then outstanding (except for the obligations to exchange or register the transfer of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, and to hold monies for payments in trust) ("defeasance"), or (B) to be released from its obligations with respect to such Debt Securities concerning the restrictions described under "Restriction on Merger and Sale of Assets" (Section 801 ) and any other covenants applicable to such Debt Securities which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described and notice thereof in clauses (c) and (d) under "Events of Default and Notice Thereof" (with respect to covenants determined, pursuant to Section 301 of the Indenture, to be subject to covenant defeasance) shall no longer be an Event of Default, in each case, upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (i) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, (ii) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit and (iii) certain other customary conditions precedent are satisfied. In the case of defeasance under clause (A) above, the opinion of counsel referred to in clause (i) above must refer to and be based on a ruling of the Internal Revenue Service issued to the Company or published as a revenue ruling or on a change in applicable Federal income tax law, in each case after the date of the Indenture. (Article Thirteen)

     The Company may exercise the defeasance option with respect to such Debt Securities notwithstanding its prior exercise of the covenant defeasance option. If the Company exercises the defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises the covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. In the event the Company omits to comply with the remaining obligations with respect to such Debt Securities under the Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default, because the required deposit in the defeasance trust is based upon scheduled cash flows, rather than market values, which will vary depending on prevailing interest rates and other factors. However, the Company will remain liable in respect of such payments. (Article Thirteen)

     The Prospectus Supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture with respect to any particular series of Debt Securities for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

     "Attributable Value" in respect of any Sale and Leaseback Transaction means, as of the time of determination, the lesser of (i) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the highest rate of interest specified by the terms of any series of Debt Securities then Outstanding compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction.

     "Consolidated Net Tangible Assets" of the Company means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with generally accepted accounting principles.

     "Indebtedness" of any Person means (without duplication), with respect to any Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person and (iv) every obligation of the type referred to in clauses (i) through (iii) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of clause (iv), to the extent such Person has guaranteed or is responsible or liable for such obligations).

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Available Proceeds" from any Sale Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or obligations relating to the properties or assets that are the subject of such Sale Transaction or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale Transaction; (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Sale Transaction or by applicable law, be repaid out of the proceeds from such Sale Transaction; and
(iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Sale Transaction; provided, however, that for purposes of clause (ii) of "Limitations on Sale and Leaseback Transactions," the amount of Net Available Proceeds to be applied to any acquisition of Principal Properties or retirement of Debt Securities or other Indebtedness shall be reduced by an amount equal to the sum of (A) an amount equal to the redemption price with respect to such Debt Securities delivered within 180 days after the effective date of such Sale and Leaseback Transaction to the Trustee for retirement and cancellation and (B) the principal amount, plus any premium or fee paid in connection with a redemption in accordance with the terms, of such other Indebtedness voluntarily retired by the

Company within such 180-day period, excluding in each case retirements pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

     "Principal Property" means any real property or any permanent improvement thereon owned by the Company or any of its Subsidiaries including, without limitation, any office, store, warehouse, manufacturing facility or plant or any portion thereof, and any equipment located at or comprising a part of any such property, having a net book value, as of the date of determination, in excess of 1% of Consolidated Net Tangible Assets of the Company.

     "Principal Subsidiary" means any Subsidiary which owns a Principal
Property.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that, more than 12 months after (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender on the security of such Principal Property. The term of such arrangement, as of any date (the "measurement date"), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option without payment of a penalty. "Sale Transaction" means any such sale, conveyance, transfer or other disposition.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

PERMANENT GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more permanent Global Securities that will be deposited with a Depositary or its nominee. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to such series of Debt Securities will describe the circumstances, if any, under which beneficial owners of interests in any such permanent Global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a permanent Global Security may not be registered for transfer or exchange except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a permanent Global Security and a description of the Depositary will be contained in the applicable Prospectus Supplement.

THE TRUSTEE

     The Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture it is a creditor of the Company.

GOVERNING LAW

     The Indenture and the Debt Securities are governed by and shall be construed in accordance with the laws of the State of New York. (Section 112)

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co. and Deutsche Morgan Grenfell, or a group of underwriters represented by firms including Goldman, Sachs & Co. and Deutsche Morgan Grenfell. Goldman, Sachs & Co. and Deutsche Morgan Grenfell may also act as agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                        VALIDITY OF THE DEBT SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the validity of the Offered Debt Securities will be passed upon for the Company by Coolidge, Wall, Womsley & Lombard, Dayton, Ohio, and for any underwriters or agents by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely on the opinion of Coolidge, Wall, Womsley & Lombard as to matters of Ohio law.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

             ======================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY PRICING SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY PRICING SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       -----
           PROSPECTUS SUPPLEMENT
Description of the Notes.............    S-5
Risks Relating to Indexed Notes......   S-20
Foreign Currency Risks...............   S-21
Certain United States Federal Income
  Tax Considerations.................   S-25
Supplemental Plan of Distribution....   S-34
Validity of the Notes................   S-35

                 PROSPECTUS
Available Information................      2
Incorporation of Certain Information
  by Reference.......................      2
The Company..........................      3
Use of Proceeds......................      4
Ratio of Earnings to Fixed Charges...      4
Description of Debt Securities.......      4
Plan of Distribution.................     14
Validity of the Debt Securities......     14
Experts..............................     15

             ======================================================
             ======================================================

                                  $200,000,000

                                THE REYNOLDS AND
                                REYNOLDS COMPANY

                               MEDIUM-TERM NOTES
                             ---------------------

                                      LOGO
                             ---------------------
                              GOLDMAN, SACHS & CO.

                         BANCAMERICA ROBERTSON STEPHENS

                            DEUTSCHE MORGAN GRENFELL

                      FIRST CHICAGO CAPITAL MARKETS, INC.
             ======================================================